Exhibit 2.2

PROMISSORY NOTE

$15,300,000.00	February 14, 2004

FOR VALUE RECEIVED, the undersigned, VIISAGE TECHNOLOGY, INC., a Delaware corporation (“Viisage”), and TRANS DIGITAL TECHNOLOGIES CORPORATION, a Delaware corporation and wholly owned subsidiary of Viisage (“TDT” and together with Viisage, the “Company”) hereby unconditionally promises to pay to B.G. BECK, a Virginia resident, or his permitted assigns (the “Holder”), in lawful money of the United States of America, the principal amount of FIFTEEN MILLION THREE HUNDRED THOUSAND AND NO/100 Dollars ($15,300,000.00), with interest on the unpaid principal balance at the rate and on the terms provided herein.

1. Agreement. This Promissory Note (this “Note”) is issued in connection with the Stock Purchase Agreement (the “Agreement”), dated as of February 14, 2004, by and among Viisage, TDT and the Holder and shall be deemed to be the Note to which reference is made in the Agreement. The Holder is entitled to the benefits of (and subject to the obligations expressly contained in) this Note and may exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Agreement.

2. Interest Rate; Payment. The outstanding principal amount of this Note shall bear interest at a rate of EIGHT PERCENT (8%) per annum from the date hereof until the entire principal amount of, and any interest on, this Note shall be paid in full. Interest shall be calculated based on a 365-day year for the number of days elapsed. This Note shall be due and payable in three (3) consecutive equal installments of principal of FIVE MILLION ONE HUNDRED THOUSAND DOLLARS ($5,100,000), plus accrued interest thereon (each such payment of principal and interest, an “Installment”), beginning on December 1, 2004, and thereafter on May 1, 2005 and December 1, 2005. This Note shall be due and payable in full on December 1, 2005 (the “Maturity Date”). Each Installment shall be paid by wire transfer of immediately available funds to the Holder’s account (the “Bank Account”) at such bank in the United States as may be specified in writing two (2) business days prior thereto by the Holder to the Company. The Company shall have the right, without premium or penalty, to prepay this Note in whole or in part at any time before the Maturity Date. Partial prepayments shall be applied first to accrued and unpaid interest through the date of such prepayment and then to reduce the principal balance of this Note. After this Note shall become due, whether by acceleration upon the occurrence of an Event of Default (hereinafter defined) or otherwise, this Note shall bear interest at the lesser of (a) the highest contract rate, if any, permitted by applicable law, or (b) a rate of SIXTEEN PERCENT (16%) per annum.

3. Events of Default. In the event that any of the following (each, an “Event of Default”) occurs:

(a) default in the payment of any Installment when due and payable for a period of five (5) business days following written notice to the Company of such default; provided, however, and by his, her or its acceptance of this Note the Holder agrees, that the Company’s failure to pay any amount due under this Note by reason of any claim of set-off in accordance with the Agreement shall not be deemed an Event of Default hereunder, whether or not the basis for any such claim is ultimately determined in favor of the Company, and the outstanding principal amount hereunder shall correspondingly be reduced by the amount of any such set-off;

(b) the termination of the business of the Company;

(c) any petition in bankruptcy being filed by or against the Company or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors being commenced for the relief or readjustment of any indebtedness of the Company, either through reorganization, composition, extension or otherwise and which, in the case of any involuntary proceedings shall be acquiesced to by the Company or shall continue for a period of ninety (90) days undismissed, undischarged or unbonded;

(d) the making by the Company of an assignment for the benefit of creditors;

(e) the appointment of a receiver of any property of the Company which shall not be vacated or removed within ninety (90) days after appointment; or

(f) the Company is unable to pay or otherwise satisfy its debts generally as they become due and payable;

(g) the removal of B.G. Beck as a member of the Board of Directors of Viisage without cause; or

(h) the Company obtains debt or equity financing during the term of this Note in an aggregate amount of $20,000,000 or more from any source other than existing shareholders of the Company and less than $5,000,000 of such financing is applied to either the payment of Installments or prepayment of the Note within five (5) business days of completion of such financing;

then the Holder may, at his option, by notice in writing to the Company, declare this Note to be, and the Note shall thereupon be, forthwith due and payable, together with accrued and unpaid interest thereon, provided, that upon the occurrence of any of Events of Default set forth in clauses (c), (d), (e), (g) or (h), the notice contemplated by this paragraph shall be deemed to have been given without any further action by the Holder and all amounts payable under this Note shall be immediately due and payable.

4. Existing Indebtedness.

(a) In this Note, the term “Existing Indebtedness” means all indebtedness and other obligations of the Company to Commerce Bank & Trust Company, a Massachusetts trust company (“Commerce”), in the maximum principal amount of $11,735,000 (the “Commerce Loans”), and to Lau Acquisition Corp., a Massachusetts corporation (“Lau”), in the principal amount of $4,216,861 (the “Lau Loans” and, collectively with the Commerce Loans, the “Loans”), as well as any refinancing or other modification of the Loans, and any debentures, notes or other evidence of indebtedness issued in exchange for the Loans, and any indebtedness arising from the satisfaction of the Loans by a guarantor thereof, in all cases whether direct or indirect, absolute or contingent, liquidated or unliquidated, due or to become due, joint or several, and including without limitation all interest, late fees, and collection costs associated with the Loans. Each of Commerce, Lau and any other lender of such Existing Indebtedness is hereinafter referred to as a “Existing Lender.” Principal indebtedness of the Company incurred in favor of Commerce (or any Existing Lender that refinances the Commerce Loans) in excess of the amount of the Commerce Loans, and principal indebtedness of the Company incurred in favor of Lau (or any Existing Lender that refinances the Lau Loans) in excess of the amount of the Lau Loans, shall in each case not be considered Existing Indebtedness for purposes of this Note and shall not be subject to the provisions of this paragraph 4.

(b) By its acceptance of this Note the Holder agrees that all amounts payable to the Holder hereunder shall be junior in right of payment and priority of security, if any, to the Existing Indebtedness to the extent and in the manner set forth in herein. Without limiting the foregoing, the Holder agrees that no payment of principal or interest hereunder shall be made by the Company, and the Holder shall not be entitled to receive any such payment, if at the time of any such payment there exists under the Existing Indebtedness, or if immediately after such a payment there would exist under the Existing Indebtedness, any default or any condition which, with notice or lapse of time, or both, would constitute a default on any of the Existing Indebtedness. Notwithstanding the foregoing, provided that no such default or condition which, with notice or lapse of time, or both, would constitute a default on any of the Existing Indebtedness has occurred and is continuing, the Company may make and the Holder may receive each scheduled payment and any prepayments contemplated hereby.

(c) In the event of any bankruptcy proceeding, insolvency proceeding, receivership, liquidation, reorganization, dissolution or assignment for the benefit of creditors (each, a “Proceeding”), each Existing Lender shall be entitled to receive payment in full in cash of all of its portion of the Existing Indebtedness before the Holder is entitled to receive any payment or other distribution on account of this Note. In connection with any Proceeding, no payment to any Existing Lender shall be deemed to have been made until such Existing Lender actually has received the payment. Without limiting the generality of the preceding sentence, no Existing Lender shall be deemed to have received payment by virtue solely of the approval or implementation of a reorganization plan in bankruptcy or in any other Proceeding.

(d) If the Holder receives any payment or distribution on account of this Note before all of the Existing Indebtedness is paid in cash in full, and if such payment or distribution is not expressly permitted under this Note, then such payment or distribution shall be received and held in trust by the Holder for the ratable benefit of the Existing Lenders and shall promptly be paid over, ratably, to the Existing Lenders (to the extent of any outstanding Existing Indebtedness).

(e) Except as set forth in the immediately succeeding sentence, the Holder shall not commence or continue any action, suit or proceeding against the Company or its assets for collection or enforcement of this Note. Notwithstanding the foregoing, the Holder may take such actions as are necessary to preserve the Holder’s claims against the Company in respect of any amounts due under this Note (including, without limitation, filing a proof of claim, filing but not otherwise prosecuting a law suit to forestall the expiration of a statute of limitations, and other similar actions) if (a) an Event of Default under this Note has occurred and is continuing and (b) the Company has provided written notice to each of the Existing Lenders of such Event of Default.

(f) Without the prior written consent of each Existing Lender, the Holder and the Company shall not amend, restate, modify, replace, or otherwise in any manner alter this Note (each, a “Note Modification”) if any such Note Modification has the effect of increasing the outstanding principal amount hereof or of modifying the provisions of this paragraph 4 in a manner that adversely affects such Existing Lender.

(g) The Company agrees promptly to notify the Holder of any default or any condition which, with notice or lapse of time, or both, would constitute a default on any of the Existing Indebtedness.

5. Miscellaneous.

(a) All payments under this Note shall be made to the Holder by wire transfer to the Holder’s Bank Account as Holder may from time to time direct. No extension of time for payment of any amount owing hereunder shall otherwise affect the liability of the Company for payment of the indebtedness evidenced hereby. No delay by any Holder hereof in exercising any power or right hereunder shall operate as a waiver of any power or right hereunder.

(b) A delay by Holder in exercising a right or remedy with respect to this Note shall not constitute a waiver thereof; a waiver of a default, right or remedy shall not constitute a waiver of a subsequent default, right or remedy; and a single or partial exercise of a right or remedy shall not preclude another or further exercise thereof or the exercise of another right or remedy.

(c) The Company waives demand, presentment, protest and, except as expressly set forth herein, all other demands and notices of any kind, and no partial payment shall discharge the Company from liability hereon in whole or in part (except to the extent of such partial payments).

(d) The Company agrees to pay, and save Holder harmless against, any liability for the payment of any costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising in connection with the enforcement by Holder of any of its rights hereunder. The Company may not assign its obligations under this Note.

(e) Except as provided for herein, no waiver or modification of the terms of this Note shall be valid unless in writing signed by the Company and the Holder.

(f) This Note shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts entered into by Delaware residents and performed entirely in Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of the laws of Delaware.

(g) In case any provision contained herein (or part thereof) shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or other unenforceability shall not affect any other provision (or the remaining part of the affected provision) hereof, but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein, but only to the extent that such provision is invalid, illegal, or unenforceable. No provision of this Note shall be construed or shall operate to require the Company to pay interest in an amount or at a rate greater than the maximum rate allowed from time to time under applicable law. Should any payment of interest, late fees, penalties or other charges hereunder exceed the maximum rate of interest, fees, penalties or charges then permitted under applicable law, the amount of the excess shall be waived by the Holder.

(h) Any legal action or proceeding with respect to this Note or for recognition and enforcement of any judgment in respect hereof brought by the Holder or his successors or assigns shall be brought and determined by either a state court or federal court sitting in the Commonwealth of Virginia and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. The Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counter claim or otherwise, in any action or proceeding with respect to this Note, (I) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process, (II) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (III) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Note, or the subject matter hereof, may not be enforced in or by such courts.

(i) IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

(j) Any notice or other communication required or permitted hereunder shall be in writing and shall be sent to such addresses and in such manner as is described in the Agreement.

(k) No right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

(l) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, in the case of loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company from the Holder or, in the case of mutilation, upon surrender of the mutilated Note, the Company shall make and deliver a new Note of like tenor in lieu of this Note.

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IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its authorized officer as of the date first written above.

VIISAGE TECHNOLOGY, INC.

By	/s/ Bernard C. Bailey
Name:	Bernard C. Bailey
Title:	President and CEO

TRANS DIGITAL TECHNOLOGIES CORPORATION

By	/s/ Bernard C. Bailey
Name:	Bernard C. Bailey
Title:	President